ARTICLES OF AMENDMENT

                                       OF

                             SEATTLE FILMWORKS, INC.


     Pursuant to RCW 23B.10.160, the undersigned officer of Seattle FilmWorks, Inc., a Washington corporation (hereinafter called the "Corporation"), does hereby submit for filing these articles of amendment:

     1. The name of the Corporation is Seattle FilmWorks, Inc.

     2. The articles of incorporation of the Corporation are hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

                                   ARTICLE I.

                 The name of the Corporation is PhotoWorks, Inc.

     3. The amendment of the articles of incorporation was duly adopted on January 18, 2000, pursuant to the provisions of RCW 23B.10.020, at a meeting of the board of directors of the Corporation.

     4. The amendment was adopted by the board of directors without shareholder action, and shareholder action was not required.

     5. This amendment shall be effective as of February 1, 2000.

     EXECUTED this 25th day of January, 2000.


                                             /s/ Mich Kele Earl
                                             Mich Kele Earl, Secretary